Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

SERES THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$ 235,000,000(1)	0.00014760	$ 34,686(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$ 235,000,000
Total Fees Due for Filing			$ 34,686
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$ 34,686

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Asset Purchase Agreement, dated as of August 5, 2024, by and among Seres Therapeutics, Inc. and Société des Produits Nestlé S.A.

(1)
The proposed maximum aggregate value of the transaction of $235,000,000 is based on the cash consideration to be received by the registrant in consideration for the sale, as computed in accordance with Rule 0-11 (§ 240.0-11(c)(2)) of the Securities Exchange Act of 1934, as amended.

(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.00014760.